UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2014

eFleets Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-54357	26-2374319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7660 Pebble Drive, Fort Worth, Texas 76118

(Address of principal executive offices) (zip code)

  (817) 616-3161

 (Registrant’s telephone number, including area code)

(Former name, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As of September 8, 2014 the holders (the “Holders”) of convertible promissory notes (issued by eFleets Corporation (the “Company”) or the Company’s wholly owned subsidiary) having an aggregate principal balance of $50,000 (the “Notes”) entered into an agreement pursuant to which the Holders agreed to automatically convert the promissory notes upon the closing of the offering of the shares and warrants pursuant to the prospectus contained in the Registration Statement filed with the Company on May 2, 2014, as amended (the “Offering”) provided such closing occurs by October 15, 2014. Pursuant to the agreement, the conversion price of the Notes will be the same as the offering price of the Company’s shares offered in the Offering unless such conversion price is higher than the Holder’s current conversion price in which event the conversion price would be the Holder’s current conversion price. Upon conversion of the Notes, the Company is issuing an aggregate of 100,000 shares of our common stock to the Holders. If the Offering does not close by October 15, 2014, the Notes will remain outstanding.

With respect to previously issued warrants to the Holders to purchase 49,667shares of the Company’s common stock, the Company has determined to reduce the exercise price of the warrants to $1.20 per share (only if the existing exercise price is above $1.20 per share) and extend the expiration to five years from the date of the closing of the Offering.

As of the date of this report, the holders of convertible promissory notes having an aggregate principal balance of $4,413,500 have entered into conversion agreements.

Upon conversion the Notes, the shares of the Company’s common stock issuable to the Holders will be issued to the Holders based on reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Form of Agreement to Convert Certain Promissory Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFLEETS CORPORATION

Dated: September 11, 2014	By:	/s/ James R. Emmons
Name: James R. Emmons
Title: Chief Executive Officer